NEWS RELEASE

For Immediate Release
Date: July 30, 2012
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports Second Quarter 2012 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the second quarter ended June 30, 2012. The Bank expects to file its Second Quarter 2012 Form 10-Q with the Securities and Exchange Commission (SEC) on or about August 8, 2012.

Operating Results

For the three and six months ended June 30, 2012, the Bank recorded net income of $18.2 million and $63.4 million compared to net income of $19.1 million and $45.1 million for the same periods in 2011. The Bank's net income, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), was primarily impacted by net interest income, losses on debt extinguishments, gains on trading securities, and losses on derivatives and hedging activities.

The Bank's net interest income totaled $55.0 million and $124.9 million for the three and six months ended June 30, 2012, compared with $48.9 million and $111.0 million for the same periods last year. The increase was primarily driven by improved funding costs, which was partially offset by a decline in investment interest income. During the three and six months ended June 30, 2012, the Bank's interest expense on consolidated obligations decreased $41.3 million and $81.2 million when compared to the same periods in 2011 due to the lower interest rate environment and a decline in consolidated obligation bond volumes. In addition, throughout the three and six months ended June 30, 2012 and 2011, the Bank called certain higher-costing debt in order to reduce its future interest costs and manage its balance sheet. The Bank's investment interest income declined $18.6 million and $52.1 million during the three and six months ended June 30, 2012, when compared to the same periods in 2011, primarily due to principal paydowns on mortgage-backed securities (MBS).

Furthermore, the Bank's net interest income for the six months ended June 30, 2012, included advance prepayment fee income, net of hedging fair value adjustments, of $18.2 million compared to $6.9 million for the same period in 2011. The increase was mainly due to fees assessed on a member's prepayment of approximately $2.1 billion of fixed rate advances during the first quarter of 2012. The Bank is required by regulation to charge a prepayment fee to make itself financially indifferent to a member's decision to prepay an advance prior to its stated maturity. Excluding the impact of advance prepayment fees, the Bank's net interest margin increased to 0.44 percent and 0.43 percent for the three and six months ended June 30, 2012, compared with 0.34 percent and 0.38 percent for the same periods in 2011. The Bank utilized the advance prepayment fees to extinguish certain consolidated obligation bonds during the first quarter of 2012 and recognized losses of $22.7 million on these debt extinguishments through "Net loss on extinguishment of debt" in the Statements of Income, which is a component of other (loss) income.

The Bank's net income was also positively impacted by gains on trading securities during the three and six months ended June 30, 2012. The Bank generally holds trading securities for liquidity purposes. Trading securities are recorded at fair value with changes in fair value reflected through other (loss) income in the Statements of Income. During the three and six months ended June 30, 2012, the Bank recorded gains on trading securities of $21.5 million and $14.9 million compared to $7.8 million and $4.5 million for the same periods in 2011. The increase in gains was primarily due to a decline in interest rates.

Net income during the three and six months ended June 30, 2012 and 2011, was negatively impacted by losses on derivatives and hedging activities. The Bank utilizes derivative instruments to manage its interest rate risk, including mortgage prepayment risk, and to achieve its risk management objectives. Because derivative accounting rules require all derivatives to be recorded at fair value in the Bank's Statements of Condition, the Bank may be subject to income statement volatility. During the three and six months ended June 30, 2012, the Bank recorded losses of $42.6 million and $21.6 million on its derivatives and hedging activities compared to losses of $16.1 million and $14.1 million during the same periods last year. These losses were recorded as a component of other (loss) income in the Statements of Income and were primarily due to economic derivatives, which do not qualify for fair value hedge accounting. During the three and six months ended June 30, 2012, the Bank recorded losses of $40.9 million and $24.0 million on economic derivatives compared to losses of $20.1 million and $21.7 million during the same periods last year. These losses were primarily due to the effect of changes in interest rates on interest rate swaps economically hedging the Bank's trading securities portfolio and interest rate caps economically hedging its mortgage asset portfolio.

Balance Sheet Highlights

The Bank's total assets decreased to $46.9 billion at June 30, 2012, from $48.7 billion at December 31, 2011, and $51.6 billion at June 30, 2011. The decrease was mainly due to a decrease in investment securities, resulting from the maturity of Temporary Liquidity Guarantee Program debentures and principal paydowns on MBS.

During the second quarter of 2012, as a result of heightened counterparty credit concerns, the Bank limited its unsecured credit risk exposure to overnight investments, which caused a decline in its term Federal funds sold balance. This decline was offset by the Bank purchasing secured resale agreements to manage its liquidity and therefore did not impact the Bank's total investment balance at June 30, 2012.

The Bank's advances remained stable at $26.6 billion at June 30, 2012 and December 31, 2011, compared to $27.9 billion at June 30, 2011. The Bank has experienced a declining trend in its advances over the past few years and advance demand continues to remain weak as a result of high deposit levels and low loan demand at member institutions.

The Bank's total liabilities decreased to $44.1 billion at June 30, 2012, from $45.9 billion at December 31, 2011, and $48.8 billion at June 30, 2011. The decrease was due primarily to a decrease in consolidated obligation bonds, which was mainly due to a reduction in funding needs resulting from a decline in assets during the six months ended June 30, 2012.

Total capital was $2.8 billion at June 30, 2012, December 31, 2011, and June 30, 2011. Retained earnings was $600.9 million at June 30, 2012, $569.0 million at December 31, 2011, and $568.5 million at June 30, 2011.

Dividend

At its regular meeting in August, the Board of Directors is scheduled to review and approve the second quarter 2012 dividend. A dividend announcement is expected on or about August 8, 2012.

Additional financial information will be provided in the Bank's Second Quarter 2012 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about August 8, 2012.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)

Statements of Condition (dollars in millions)	June 30, 2012	December 31, 2011	June 30, 2011
Advances	$26,561	$26,591	$27,939
Investments	12,738	14,637	15,601
Mortgage loans held for portfolio, net	7,254	7,138	7,225
Total assets	46,938	48,733	51,575
Consolidated obligations	42,352	44,822	47,170
Total capital stock - Class B putable	2,064	2,109	2,140
Retained earnings	601	569	568
Accumulated other comprehensive income	150	134	93
Total capital	2,815	2,812	2,801
Total regulatory capital[1]	2,675	2,684	2,715

1	Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Results and Performance Ratios	2012	2011	2012	2011
(dollars in millions)
Net interest income	$55.0	$48.9	$124.9	$111.0
Provision for credit losses on mortgage loans	—	1.6	—	7.2
Net interest income after provision for credit losses	55.0	47.3	124.9	103.8
Other income (loss)	(19.8)	(7.5)	(24.7)	(14.0)
Other expense	15.0	13.9	29.8	28.5
Total assessments	2.0	6.8	7.0	16.2
Net income	18.2	19.1	63.4	45.1

Net interest margin	0.45%	0.36%	0.50%	0.41%
Net interest margin, excluding advance prepayment fees	0.44%	0.34%	0.43%	0.38%
Return on average equity	2.60%	2.75%	4.55%	3.27%
Return on average capital stock	3.54%	3.58%	6.17%	4.25%
Return on average assets	0.15%	0.14%	0.26%	0.17%
Regulatory capital ratio	5.70%	5.26%	5.70%	5.26%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the Bank's Second Quarter 2012 Form 10-Q to be filed on or about August 8, 2012 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.